Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-134425) pertaining to the Weatherford International plc 2006 Omnibus Incentive Plan, of our report dated March 4, 2013, with respect to the consolidated financial statements and schedule of Weatherford International Ltd. and Subsidiaries as of December 31, 2012 and for each of the two years in the period then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 17, 2014